The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to
Rule 424(b)(3)
File Nos. 333-138943

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated January 22, 2007)

SUBJECT TO COMPLETION, DATED MAY 18, 2009

             Shares

Maxwell Technologies, Inc.

Common Stock

We are offering              shares of common stock.

Our common stock is quoted on The NASDAQ Global Market under the symbol “MXWL.” On May 15, 2009, the last reported sales price of our common stock on The NASDAQ Global Market was $8.90 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock referred to under the heading “Risk factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriter may also purchase up to an additional              shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be $             and our total proceeds, before expenses, will be $            .

The underwriter is offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about May     , 2009.

Roth Capital Partners

The date of this prospectus supplement is May     , 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

A registration statement on Form S-3 (File No. 333-138943) utilizing a shelf registration process relating to the securities described in this prospectus supplement has been filed with the Securities and Exchange Commission, or the SEC, and was declared effective on January 22, 2007. Under this shelf registration process, of which this offering is a part, we originally registered to sell up to $125,000,000 of common stock, warrants and debt securities, of which we previously sold $35,989,561 of common stock.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement will control.

S-i

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any shares of our common stock.

This prospectus supplement and the accompanying prospectus include product names, trade names, trademarks and service marks of us and other companies. All such product names, trade names, trademarks and service marks are the property of their respective holders.

S-ii

Prospectus supplement summary

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include information about the shares we are offering as well as information regarding our business and detailed financial data. You should read this prospectus supplement and the accompanying prospectus in their entirety, including the information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Unless the context requires otherwise, the words “Maxwell,” “we,” “company,” “us” and “our” refer to Maxwell Technologies, Inc. and its subsidiaries.

BUSINESS OVERVIEW

We develop, manufacture and market energy storage and power delivery products for transportation, industrial telecommunications and other applications and microelectronic products for space and satellite applications. Our products are designed and manufactured to perform reliably with minimal maintenance for the life of the applications into which they are integrated. We believe that this “life-of-the-application” reliability gives our products a competitive advantage and enables them to command higher profit margins than commodity products. We focus on the following lines of high-reliability products:

➢

Ultracapacitors: Our primary focus is on ultracapacitors, energy storage devices that are characterized by high power density, long operational life and the ability to charge and discharge very rapidly. Our BOOSTCAP® ultracapacitor cells and multi-cell modules provide highly reliable energy storage and power delivery solutions for applications in multiple industries, including transportation, automotive, telecommunications, energy and consumer and industrial electronics.

➢

High-Voltage Capacitors: Our CONDIS® high-voltage capacitors are extremely robust devices that are designed and manufactured to perform reliably for decades in all climates. These products include grading and coupling capacitors and capacitive voltage dividers that are used to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy

➢

Radiation-Mitigated Microelectronic Products: Our radiation-mitigated microelectronic products for satellites and spacecraft include high-performance single board computers and components, such as high-density memory and power modules. These products incorporate our proprietary RADPAK® packaging and shielding technology and novel architectures that enable them to withstand the effects of environmental radiation and perform reliably in space.

OUR CORPORATE INFORMATION

We were incorporated in Delaware in 1987. The address of our principal executive office is 9244 Balboa Avenue, San Diego, California 92123, and our telephone number at that address is (858) 503-3300. Our website address is www.Maxwell.com. The information on, or that can be accessed through, our website is not part of this prospectus.

The offering

Common stock we are offering	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We estimate that the net proceeds to us from this offering after expenses will be approximately $ million, or approximately $ million if the underwriter exercises its over-allotment option in full. We intend to use the net proceeds from the sale of our shares of common stock offered by this prospectus supplement for general corporate purposes, including without limitation: the funding of capital expenditures made in the ordinary course of business, including facilities expansion; the acquisitions of businesses, products and technologies that complement or expand our business; and working capital needs. See “Use of proceeds.”

NASDAQ Global Market symbol	MXWL

The number of shares of our common stock outstanding after this offering is based on approximately 23,182,237 shares outstanding as of May 14, 2009. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes:

➢	437,647 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of, not including any adjustments for the offering, $17.14 per share;

➢

648,366 shares of common stock issuable upon the exercise of the holders conversion right of the convertible debenture with a weighted average exercise price of, not including any adjustments for the offering, $17.14 per share;

➢	2,243,176 shares of common stock issuable upon the exercise of options outstanding at May 18, 2009 with a weighted average exercise price of $9.49 per share;

➢	330,402 shares of common stock reserved for future stock option grants and restricted stock awards as of May 18, 2009 under our equity compensation plans;

➢	354,305 shares of common stock reserved for future shares to be purchased under the 2004 Employee Stock Purchase Plan, as of May 18, 2009; and

➢	shares of our common stock that may be purchased by the underwriter to cover over-allotments, if any.

Summary financial and other data

The following table sets forth our summary financial and other data as of the dates and for the periods indicated. The consolidated statement of operations and other data for each of the years in the three-year period ended December 31, 2008, have been derived from our audited financial statements, which are incorporated by reference into this prospectus. The consolidated statement of operations and other data for each of the three month periods ended March 31, 2009 and 2008, and the balance sheet data as of March 31, 2009, have been derived from our unaudited financial statements, which are also incorporated by reference into this prospectus and which include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. Our historical results are not necessarily indicative of our results for any future period.

You should read the following summary financial and other data in conjunction with the documents that are incorporated by reference into this prospectus, including our financial statements and related notes.

	Years ended December 31,			Three months ended March 31, 2009	Three months ended March 31, 2008
	2008	2007	2006
				(unaudited)
	(in thousands, except share data and per share data)
Consolidated Statement of Operations Data:
Revenues:
Sales	$80,217	$54,876	$51,790	$22,459	$16,589
License fee and service revenue	1,980	2,485	2,095	-	557

Total revenues	82,197	57,361	53,885	22,459	17,146
Cost of sales	55,342	43,010	41,586	15,406	12,106

Gross profit	26,855	14,351	12,299	7,053	5,040
Operating expenses:
Selling, general and administrative	23,886	18,887	16,379	5,046	5,184
Research and development	14,847	11,263	10,062	3,694	3,207
Amortization of intangibles	364	224	76	94	83
Loss (gain) on sale of equipment	-	63	(80)	-	-

Total operating expenses	39,097	30,437	26,437	8,834	8,474

Loss from operations	(12,242)	(16,086)	(14,138)	(1,781)	(3,434)
Interest expense, net	(481)	(1,064)	(431)	(75)	(156)
Amortization of debt discount and prepaid debt costs	(2,388)	(3,567)	(3,616)	(379)	(728)
Gain (loss) on embedded derivatives and warrants	1,217	4,528	1,980	(607)	(993)
Other income (expense), net	(1,140)	521	113	-	-

Loss from continuing operations before income taxes	(15,034)	(15,668)	(16,092)	(2,842)	(5,311)
Income tax provision (benefit)	(226)	65	208	123	246
Loss from continuing operations	(14,808)	(15,733)	(16,300)	(2,965)	(5,557)
Loss from discontinued operations	-	-	(195)	-	-

Net loss	$(14,805)	$(15,733)	$(16,495)	$(2,965)	$(5,557)

Basic and diluted earnings (loss) per share	$(0.71)	$(0.86)	$(0.98)	$(0.13)	$(0.28)

Weighted average shares used in computing basic and diluted net loss per share	20,819	18,285	16,876	22,345	20,164

Consolidated Balance Sheet Data (as of end of period):
Cash and cash equivalents	$12,576	$14,579	$8,159	$7,359	$15,625
Restricted cash	8,000	8,000	8,000	8,000	8,000
Total current assets	54,830	52,521	37,626	54,346	52,914
Property and equipment, net	17,355	14,636	13,621	16,920	15,883
Total assets	102,313	108,280	91,669	99,134	113,701
Total current liabilities	37,194	30,019	18,864	35,888	33,710
Total liabilities	39,066	46,168	45,786	37,901	48,765
Total stockholders equity	$63,247	$62,112	$45,883	$61,233	$64,936

Other Data (as of end of period):
EBITDA (1)	$(5,151)	$(8,029)	$(7,493)	$392	$(1,498)
Gross margin (2)	31%	25%	23%	37%	26%

(1)	EBITDA is defined as net income (loss) plus the following items: (i) depreciation, (ii) amortization, (iii) amortization of debt discount and prepaid debt costs, (iv) loss (gain) on embedded derivatives, (v) interest expense, net, (vi) tax provision (benefit), and (vii) stock-based compensation.

We present EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by EBITDA. All of the adjustments made in our calculation of EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period.

EBITDA excludes depreciation and amortization expense because these non-cash expenses reflect the impact of prior capital expenditure decisions that are not indicative of future capital expenditure requirements. EBITDA also excludes interest expense, net, income taxes, amortization of debt discount and prepaid debt costs because these items are associated with our capitalization and tax structures. EBITDA excludes loss (gain) on embedded derivatives and stock-based compensation because these items are not related to our primary operations.

Our management uses EBITDA:

•	in developing our internal budgets and strategic plan;

•	as a measurement of operating performance;

•	as a factor in evaluating the performance of our management for compensation purposes; and

•

in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as are used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

We believe EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income (loss), operating income, or any other performance measure presented in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

In evaluating EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that it does reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness; and

•	the cost or cash required to replace assets that are being depreciated or amortized.

We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. For more information, see our financial statements and the notes to those statements incorporated by reference into this prospectus.

The following table provides a reconciliation of net income (loss) to EBITDA, which is a non-GAAP measure, for the periods indicated:

	Years ended December 31,			Three months ended March 31, 2009	Three months ended March 31, 2008
	2008	2007	2006
				(unaudited)
	(in thousands)
Net income (loss)	$(14,808)	$(15,733)	$(16,495)	$(2,965)	$(5,557)
Add: Depreciation	4,941	4,240	3,811	1,272	1,246
Add: Amortization	573	360	206	163	121
Add: Amortization of debt discount and prepaid debt costs	2,388	3,567	3,616	379	728
Add: Loss (gain) on embedded derivatives	(1,217)	(4,528)	(1,980)	607	993
Add: Interest expense, net	481	1,064	431	75	156
Add: Tax provision (benefit)	(226)	65	208	123	246
Add: Stock-based compensation	2,717	2,936	2,710	738	569

EBITDA	$(5,151)	$(8,029)	$(7,493)	$392	$(1,498)

(2)	Gross margin is defined as gross profit divided by total revenue. Adjusted gross margin is defined as gross margin net of any effects, either positive or negative, of foreign currency transactions.

We present adjusted gross margin because we consider it to be an important supplemental measure of our operating performance. The adjustment made in our calculations of adjusted gross margin is for an item that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period.

Adjusted gross margin excludes the effects of foreign currency transactions because they reflect the impact, either positive or negative, of the changes in foreign currency exchange rates between the time of purchase of goods and the date of the financial statements.

Our management uses adjusted gross margin:

•	in developing our internal budgets and strategic plan;

•	as a measurement of operating performance; and

•

in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

We believe adjusted gross margin allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by fluctuations in foreign currency exchange rates. We also present adjusted gross margin because we believe it is not possible to accurately predict the impact of future exchange rate increases or decreases.

However, adjusted gross margin is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use adjusted gross margin in addition to, and not as an alternative for, gross margin, net income (loss), operating income, or any other performance measure presented in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Because not all companies use identical calculations, our presentation of adjusted gross margin may not be comparable to similarly titled measures of other companies.

In evaluating adjusted gross margin, you should be aware that in the future we may incur gains or losses similar to the adjustments described above. Our presentation of adjusted gross margin should not be construed as an inference that our future results will be unaffected by exchange rate gains or losses. Adjusted gross margin has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations that it does not reflect are:

•	cash expenditures for purchases of goods at exchange rates different from those for which payment has been made; and

•	cash requirements for purchases of goods at exchange rates different from those for which payment will be made.

We compensate for these limitations by relying primarily on our GAAP results and using adjusted gross margin only supplementally. For more information, see our financial statements and the notes to those statements incorporated by reference into this prospectus.

The following table provides a reconciliation of gross margin as reported to adjusted gross margin, which is a non-GAAP measure, for the periods indicated:

	Years ended December 31,			Three months ended March 31, 2009	Three months ended March 31, 2008
	2008	2007	2006
				(unaudited)
	(in thousands)
As reported:

Sales	$80,217	$54,876	$51,790	$22,459	$16,589
License fee and service revenue	1,980	2,485	2,095	-	557

Total revenue	82,197	57,361	53,885	22,459	17,146
Cost of sales	55,342	43,010	41,586	15,406	12,106

Gross profit	$26,855	$14,351	$12,299	$7,053	$5,040

Gross margin	33%	25%	23%	31%	29%

Adjustments to cost of sales:

Add (subtract) exchange rate impact	$1,068	$180	$161	$(1,165)	$522

Total revenue (from above)	$82,197	$57,361	$53,885	$22,459	$17,146
Adjusted cost of sales	56,410	43,190	41,747	14,241	12,628

Adjusted gross profit	$25,787	$14,171	$12,138	$8,218	$4,518

Adjusted gross margin	31%	25%	23%	37%	26%

Risk factors

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus, in light of your particular investment objectives and financial circumstances. If any of the following risks, or other risks that we did not anticipate, actually occurs, our business, results of operations and financial condition with likely suffer. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.

Risks Relating to Our Business

We have a history of losses and we may not achieve or maintain profitability in the future, which may decrease the market value of our common stock.

We have a history of losses and cannot assure you that we will become profitable in the foreseeable future, if ever. Even if we do achieve profitability, we may experience significant fluctuations in our revenues and we may incur net losses from period to period as a result of a number of factors, including but not limited to the following:

•	the amounts invested in developing, manufacturing and marketing our products in any period as compared with the volume of sales of those products in the same period;

•	increasing number of competitors and resulting price competition;

•	inability to manufacture our products at a cost level that supports adequate profit margins;

•	fluctuations in demand for our products by our OEM customers;

•	the prices at which we sell our products and services compared with the prices of our competitors and our product costs;

•	the timing of our product introductions may lag behind those of our competitors;

•	negative impacts resulting from acquisitions we have made or may make; and

•	future changes in financial accounting standards or practices.

In addition, we incur significant costs developing and marketing products based on new technologies and, in order to increase our market share, we have sold, and may in the future sell, our products at profit margins below those we ultimately expect to achieve. We have in the past, and may in the future, make a strategic decision to accept certain orders to sell products to a limited number of customers at prices below our manufacturing cost. Below-cost sales may significantly impact our operating results and cause these results to be below the expectations of securities analysts and investors, which may result in a decrease in the market value of our common stock.

Our growth is subject to a number of economic risks.

As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in securities prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. Governments have taken unprecedented actions intended to address extreme market conditions that have included severely restricted credit and declines in real estate values. While currently these conditions have not impaired our ability to access credit markets and finance our operations, there can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies such that our ability to access credit markets and finance our operations might be impaired. The current tightening of credit in financial markets could adversely affect the ability of customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in or cancellation of orders for our products and services. Our global business can also be adversely affected by decreases in the general level of economic activity, such as decreases in business and consumer spending, construction activity, financial strength of customers and government procurement. Strengthening of the rate of exchange for the U.S. Dollar against certain major currencies such as the Euro, the Swiss Franc and other currencies may also adversely affect our results. We are unable to predict the duration and severity of the current disruption in financial markets and the adverse economic conditions that might occur in the U.S. and other countries and the effect such events might have on our business.

We might require additional capital to support business growth and operations, and this capital might not be available.

We intend to continue to make investments to support our business growth and operations and may require additional funds to respond to business challenges, including the need to develop new products or enhance our existing products, enhance our operating infrastructure, complete our development activities, continue manufacturing at cost levels that support adequate profit margins and possibly acquire complementary businesses and technologies. In the future we may need to engage in equity or debt financings to secure additional funds to support our operations and investments in new products, if we are unable to finance such activities from the proceeds of our continuing operations.

If we raise additional funds through issuances of equity or other transaction involving securities exercisable or convertible into our equitable securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Further, any debt financing may involve restrictive covenants on the company.

Our international operations are subject us to the U.S. Foreign Corrupt Practices Act, or FCPA. If we fail to comply with the laws and regulations thereunder we could be subject to civil and criminal penalties.

As a result of our international operations, we are subject to the FCPA, which prohibits companies from making improper payments to foreign officials for the purpose of obtaining or keeping business. As a result of an internal review, we are currently conducting an inquiry into the nature of certain payments made to our independent sales agent in China with respect to sales of our high voltage capacitor products produced by our Swiss subsidiary. These payments equaled the difference between our list price for certain products and the amount that the independent sales agent was able to sell such products to certain customers in China. These payments had previously been recorded as commissions; however, a portion of those payments may actually have been rebated directly or indirectly to customers. We recorded commissions to the agent of $1.8 million, $653,000 and $178,000 for the years ended December 31, 2008, 2007 and 2006, respectively. These commissions were based on sales of $8.2 million, $3.4 million and $1.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. This independent sales agent also works as an independent sales agent for Metar.

For the three months ended March 31, 2009 and 2008, we recorded commissions to the agent of $585,000 and $188,000, respectively. These amounts are recorded as a reduction to revenue for the periods presented. In 2008, this amount was recorded as commission expense and included in selling, general and administrative expense in the condensed consolidated statement of operations.

We are in the process of evaluating how these payments should be treated for FCPA purposes. Our internal review will also include a thorough examination of all of our international operations and business practices, as well as a review of our compliance programs. Depending on the results of these activities, we may take certain remedial actions, including terminating our relationship with its independent sales agent in China which could harm our business. We may further determine to voluntarily disclose the results of our review to the U.S.

Department of Justice (“DOJ”) and the U.S. Securities and Exchange Commission (“SEC”). In the event that our internal review or any governmental investigation identifies violations of law, the DOJ, the SEC or other governmental authorities could seek civil or criminal sanctions, including monetary fines and penalties, against the Company and/or its employees, as well as additional changes to our business practices and compliance programs, which could have a material adverse effect on our business, results of operations or financial condition.

We face risks selling products internationally which are or may become regulated by the U.S. Government.

Our radiation mitigated microelectronic products are being classified as International Traffic in Arms Regulations (ITAR) which subject them to the licensing jurisdiction of the Department of State in accordance with the International Traffic in Arms Regulations (22 CFR 120 through 130) and are designated a defense article under Category XV(e) of the United States Munitions List. This means that all international sales of our radiation mitigated products require licensing, which makes our business more complex and may impact sales as follows: a) approval of the license may or may not be granted, b) the time between the receipt of an order and shipment of product may be increased, and c) sales could be reduced or lost entirely due to a customers preference of using non-ITAR regulated products. Additionally, we may be subject to new regulations that have a potential to impact sales or our products that we sell internationally or domestically.

We may enter into agreements and provide services before funding is approved or obtained.

We may provide services for projects before funding for such projects is approved or received. If funds are not received we would not recognize the revenue we anticipated to offset the expenses we incurred. We provide these goods or services knowing that there is a risk that we may not receive compensation. If funding is not eventually obtained, any capitalized expenses or inventory that is unique to the specific customer would be expensed, which could adversely impact our consolidated financial position, results of operations and cash flows.

A small number of customers account for a significant portion of our revenues.

We expect that a small number of customers will continue to account for a large portion of our revenues for the foreseeable future. We have one customer that accounts for more than 10% of our revenue. This customer accounted for approximately 15% of our revenues in 2008. If our relationships with our large customers were disrupted, we could lose a significant portion of our anticipated revenue. Factors that could influence our relationships with our customers include:

•	our ability to sell our products at prices that are competitive with competing suppliers;

•	our ability to maintain features and quality standards for our products sufficient to meet the expectations of our customers; and

•	our ability to produce and deliver a sufficient quantity of our products in a timely manner to meet our customers’ requirements.

Foreign currency exchange fluctuation risk

As a result of our extensive international operations and significant revenue generated outside the U.S., the dollar amount of our current and future revenues, expenses and debt may be materially affected by fluctuations in foreign currency exchange rates. If we are unable to manage these risks effectively, it could have a substantial impact on our consolidated financial position, results of operations and cash flow.

Our large cell ultracapacitors designed for transportation and industrial applications may not gain widespread commercial acceptance, which would adversely impact our growth opportunities, and our overall business prospects.

We have designed our large cell ultracapacitor products primarily for use in transportation and industrial applications. Currently, most of the major automotive companies are testing and developing alternative power sources to augment the current 12-volt electrical system or support the power requirements of hybrid drive systems. We believe our ultracapacitors provide an innovative alternative power solution for both of these applications, and we are currently collaborating technically with several automotive suppliers and auto companies regarding designing our ultracapacitors into their future products. However, the historic per unit cost of ultracapacitors has prevented ultracapacitors from gaining widespread commercial acceptance. In addition, there are other competing technologies such as advanced batteries, compressed gas and hydrolytic fluids as well as competing ultracapacitors. We believe that the long-term success of our ultracapacitor products will be determined by our ability to reduce the price of our products and outperform competing technologies, resulting in our ultracapacitors being designed into automotive electrical systems and the next generation of hybrid drive systems. If our ultracapacitor products fail to achieve commercial acceptance in the automotive and other transportation and industrial applications, our future revenues and growth opportunities will be adversely impacted and our overall business prospects will be significantly impaired.

We may be unable to produce our large cell ultracapacitors in commercial quantities or reduce the cost of production enough to be commercially viable for widespread application, which would adversely impact our revenues, operating results and growth opportunities and our overall business prospects.

If we are not able to produce large quantities of our large cell ultracapacitor products in the near future at a significantly lower per unit cost, our large cell ultracapacitors may not be a commercially viable alternative to competing energy storage and power delivery solutions. Although we have been selling BOOSTCAP® large cell ultracapacitors designed for transportation and industrial applications, we have only produced these products in limited quantities and at relatively high prices compared with traditional energy storage and power delivery devices. We are currently investing significant resources in improving our ultracapacitor cell and multi-cell module designs for higher performance and lower cost, and in automating and scaling up our manufacturing capacity both domestically and offshore to enable us to produce ultracapacitors in quantities sufficient to meet the needs of our potential customers. If we are unable to continue reducing our cost of production (which is in part dependent on increasing our sales volumes) and establishing the capability to produce large quantities of ultracapacitors at a reduced cost, we may not be able to generate commercial acceptance of, and sufficient revenue from, these products to recover our significant investment in the development and manufacturing scale-up, and our overall business prospects will be significantly impaired.

It may also be difficult for us to solve management, technological, engineering and other problems, which may arise in connection with scaling up our manufacturing processes. These problems may include production volumes and yields, quality assurance, adequate and timely supply of materials and components and shortages of qualified management and other personnel. In addition, some of our products are now assembled by third parties. As we outsource assembly of our products, we face risks with respect to quality assurance, cost and the absence of close engineering support.

We may not be able to develop and market our products successfully, and thus may not be able to achieve or maintain profitability in the future.

If we are unable to develop and market our products successfully, we may not achieve or maintain profitability. In recent years, we have introduced many of our products into commercial markets and, upon such introductions, we also must demonstrate our capabilities as a reliable supplier of these products. Some of our products are alternatives to established products or provide capabilities that do not presently exist in the marketplace. Our products are sold in highly competitive and rapidly changing markets. Our products’ success is significantly affected by their cost, technology standards, performance and reliability and end-user preferences. The success of our products also depends on a number of factors, including our ability to:

•	maintain engineering and marketing staffs sufficiently skilled to identify market opportunities and design new products;

•	identify and develop attractive markets for our new products and technologies and accurately anticipate demand;

•	develop appropriate sales and distribution channels;

•	develop and manufacture new products that we can sell at competitive prices, with adequate profit margins;

•	deliver products that meet our customers’ requirements for quality and reliability;

•	increase our manufacturing capacity and improve manufacturing efficiency to meet our customer demands while maintaining quality;

•	successfully respond to technological changes by improving our existing products and technologies;

•	demonstrate that our products have technological and/or economic advantages over competing products;

•	successfully respond to competitors that are more experienced, have significantly greater resources and have a larger base of customers; and

•	secure required raw materials in sufficient quantities and at prices required to manufacture and deliver competitive products.

If we are unable to secure qualified and adequate sources for our materials, components and sub-assemblies, we may not be able to make our products at competitive costs and we may have difficulty meeting customer demand, which could damage our relationships with our customers.

Our ability to manufacture products depends in part on our ability to secure qualified and adequate sources of materials, components and sub-assemblies at prices that enable us to make our products at competitive costs. Some of our suppliers are currently the sole source of one or more items that we need to manufacture our products. Although we seek to reduce our dependence on sole and limited source suppliers, the partial or complete loss of these sources could have at least a temporary adverse effect on our business and results of operations and damage customer relationships. Upon occasion, we have experienced difficulty in obtaining timely delivery of supplies from outside suppliers, which has delayed deliveries to our customers. There can be no assurance that such supply problems will not recur.

Our product lines may be subject to increased competition, and this may limit our ability to increase or maintain our profit margins. If our competitors develop and commercialize products faster than we do, or commercialize products that are superior to or lower cost than our products, our commercial opportunities may be reduced or eliminated.

Market acceptance of our products depends on competitive factors, many of which are beyond our control. Competition in our markets is intense and has been accentuated by the rapid pace of technological development. Our competitors include large fully-integrated electronics companies. We may not be able to develop, fund or invest in one or more of our product lines to the same degree or as quickly as our competitors do. Many of our competitors have substantially greater research and development capabilities and financial, manufacturing, technological, marketing and sales resources than we do, as well as more experience in research and development, product testing, manufacturing, marketing and sales. These organizations also compete with us to:

•	attract parties for collaborations or joint ventures;

•	license proprietary technology that is competitive with our technology; and

•	attract and hire scientific, engineering and marketing talent.

Our competitors may succeed in developing and commercializing products earlier than we do. Our competitors may also develop products or technologies that are superior to or lower cost than ours, thus rendering our products, product candidates or technology obsolete or non-competitive. If we cannot successfully compete with new or existing products, our sales and revenue would suffer and we may not ever become profitable.

If our OEM customers fail to purchase our components or to sell sufficient quantities of their products incorporating our components, or if our OEM customers’ sales timing and volume fluctuates, it could prevent us from achieving our sales and market share goals.

Sales to a relatively small number of OEM customers, as opposed to direct retail sales to end customers, make up a large portion of our revenues. For example, we have one customer that accounted for approximately 15% of our revenue in 2008. Our ability to make sales to OEM customers depends on our ability to compete on price, delivery and quality. The timing and volume of these sales depend upon the sales levels and shipping schedules for the products into which our OEM customers incorporate our products. Thus, even if we develop a successful component, our sales will not increase unless the product into which our component is incorporated is successful. If our OEM customers fail to sell a sufficient quantity of products incorporating our components, or if the OEM customers’ sales timing and volume fluctuate, it could prevent us from achieving our sales targets and negatively impact our market share. Our OEM customers typically require a long development and engineering process before incorporating our products into their systems and products. This period of time is in addition to the time we spend on basic research and product development. As a result, we are vulnerable to changes in technology or end user preferences.

Our opportunity to sell our products to our OEM customers typically occurs at infrequent intervals, depending on when the OEM customer designs a new product or enhances an existing one. If we are not aware of an OEM’s product development schedule, or if we cannot provide components or technologies at the time that they are developing their products, we may miss sales opportunities that may not reappear for some time.

We may face product liability or warranty claims, either directly or indirectly through our customers, and we have limited experience with some of our products as to our potential liability.

We offer our customers a warranty for our products. Any product defects could, in turn, lead to defects in our customers’ products that incorporate our products. Defects in our products could give rise to warranty claims against us or to liability for damages including, in certain circumstances, liability for consequential damages. For example, as further described in filings that are incorporated by reference into this prospectus, in 2005 a customer brought to our attention a possible defect in a product that was produced for Maxwell under contract by another manufacturer and resold to the customer. Maxwell is currently a party to a legal proceeding in Germany that will determine whether or not a defect existed. In the event that it is determined that a defect did exist, Maxwell and/or the manufacturer could potentially be liable to the customer for damages. Defects in our products could also impair the market’s acceptance of our products. Any of these events could have a material adverse effect on our business and financial condition. We have limited experience with some of our products in evaluating the potential liability that could be created by claims under our warranties. If the claims made under such warranties exceed our warranty reserves, our results of operations and financial condition could be materially adversely affected. Additionally, warranty periods in some foreign countries are mandated by law. Changes in such laws may affect the adequacy of our warranty reserves.

The current volatility in global economic conditions and the financial markets may adversely affect our business and results of operations.

The current volatility and disruption to the capital and credit markets has reached unprecedented levels and has significantly adversely impacted global economic conditions, resulting in additional significant recessionary pressures and further declines in consumer confidence and economic growth. These conditions have led and could further lead to reduced spending. Because many of our new products are components designed to be integrated into new products and systems to be introduced to the marketplace by our OEM customers, we believe that the macroeconomic environment and the deteriorating consumer confidence and spending, as well as access to credit, have impacted and could continue to impact demand for such products. A continuing impact on demand could materially adversely affect our business and results of operations. In addition, the Company’s access to credit and capital could be adversely impacted as well.

A prolonged economic downturn could materially harm our business.

Any negative trends in the general economy, including trends resulting from actual or threatened military action by the United States and threats of terrorist attacks in the United States and abroad, could cause a decrease in capital spending in the markets we serve. In particular, the current economic crisis affecting the automotive industry, as well as a downward cycle affecting the transportation, industrial, electric utility or aerospace markets would likely result in reduced demand for our products. In addition, if our customers’ own markets and financial performance decline, we may not be able to collect outstanding amounts due to us. Any such circumstances could harm our consolidated financial position, results of operations and cash flows.

If we are unable to protect our intellectual property adequately, such as in the Peoples Republic of China (PRC), we could lose our competitive advantage in the industry segments in which we do business.

Our success depends in part on establishing and protecting our intellectual property rights. If we are unable to protect our intellectual property adequately, we could lose our competitive advantage in the industry segments in which we do business. Although we protect our intellectual property rights through patents, trademarks, copyrights, trade secrets and other measures, these steps may not prevent infringement, misappropriation or other misuse by third parties. We have taken steps to protect our intellectual property rights under the laws of certain foreign countries, but our efforts may not be effective to the extent that foreign laws are not as protective as the laws of the U.S. For example, we have licensed designs for our patented ultracapacitor products to a company located in the PRC. Patent and other intellectual property rights receive substantially less protections in the PRC than are available in the United States. In addition, we face the possibility that third parties may “reverse engineer” our products to discover how they work and introduce competing products, or that third parties might independently develop products and intellectual property similar to ours.

We have increased our emphasis on protecting our technologies and products through patents. Our success depends on maintaining our patents, adding to them where appropriate, and developing products and applications without infringing the patent and proprietary rights of others. The following risks, among others, are involved in protecting our patents:

•	our patents may be circumvented or challenged and held unenforceable or invalid;

•	our pending or future patent applications may not be issued in a timely manner and may not provide the protections we seek; and

•	others may claim rights in the patented and other proprietary technology that we own or license.

If our patents are invalidated or if it is determined that we, or the licensor of the patent, do not hold sole rights to the patent, we could lose our competitive advantage in the industry segments in which we do business.

Competing research and patent activity in our product areas is substantial. For example, in October 2006, we filed a lawsuit alleging infringement of four of our patents by NessCap, a Korean competitor, and in December 2006, NessCap filed a lawsuit alleging that one of our products infringes one of NessCap’s patents. Although we do not believe that our products or proprietary rights infringe third parties’ rights, this infringement claim has been asserted against us, and additional claims could be asserted against us in the future. As in our dispute with NessCap, if we are forced to bring such claims or are subject to such claims by others, we face time-consuming, costly litigation that could potentially result in product shipment delays, damage payments or injunctions that could prevent us from making, using or selling infringing products. In addition, such litigation increases our operating expenses and adversely impacts our operating results. We may also be required to enter into royalty or licensing agreements on unfavorable terms as part of a judgment or settlement, which could negatively impact the amount of revenue derived from our products or proprietary rights.

Our reputation and ability to enter into alliances or other strategic arrangements may affect our success.

Our reputation is important to our growth and success. Since we have licensed our technology to others, our reputation may be affected by the performance of the companies to which we have licensed our technology. Our licenses may grant exclusivity with respect to certain uses or geographic areas. For example, we have granted licenses to YEC in Taiwan and Shanghai Sanjiu in China to manufacture and sell products based on our proprietary ultracapacitor designs. As a result, we will be dependent in part on the success of these licensees for success in China. We anticipate that future alliances may also be with foreign partners or entities. As a result, such future alliances may be subject to the political climate and economies of the foreign countries where such partners reside and operate. We cannot be certain that our alliance partners will provide us with the support we anticipate, that such alliances or other relationships will be successful in developing our technology for use with their intended products, or that any alliances or other relationships will be successful in manufacturing and marketing their products. Our international operations also are subject to certain external business risks such as exchange rate fluctuations, political instability or significant weakening of a local economy in which a foreign entity with which we have an affiliation operates or is located. Certain provisions of alliance agreements that are for our benefit may be subject to restrictions in foreign laws that limit our ability to enforce such contractual provisions. If these alliances are not successful our business and prospects could be negatively affected.

We face risks associated with marketing, distribution and sale of our products internationally and, if we are unable to manage these risks effectively, it could impair our ability to increase sales.

We derive a significant portion of our revenues from sales to customers located outside the U.S. We expect international sales to continue to represent a significant and increasing portion of our future revenue. As a result, our business will continue to be subject to certain risks, such as foreign government regulations, export controls, changes in tax laws, tax treaties, tariffs, freight rates and timely and accurate financial reporting from our international subsidiary.

Additionally, as a result of our extensive international operations and significant revenue generated outside the U.S., the dollar amount of our current and future revenues, expenses and debt may be materially affected by fluctuations in foreign currency exchange rates. If we are unable to manage these risks effectively, it could impair our ability to increase international sales.

Similarly, assets or liabilities of our consolidated foreign subsidiary that are not denominated in its functional currency are subject to effects of currency fluctuations, which may affect our reported earnings.

We have substantial operations in Switzerland. Having substantial international operations increases the difficulty of managing our financial reporting and internal controls and procedures. In addition, to the extent we are unable to respond effectively to political, economic and other conditions in the countries where we operate and do business, our results of operations and financial condition could be materially adversely affected. Moreover, changes in the mix of income from our foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could increase our tax expense.

We could be subject to future audits by the Defense Department which could result in charges to our earnings and have a negative effect on our cash position.

In the past we entered into contracts that are subject to government audits, and the outcome of such audits may have a negative impact on our financial results.

If we are unable to attract and retain key personnel, we could lose our technological and competitive advantage in some product areas and business segments.

Since many of our products employ emerging technologies, our success depends upon attracting and retaining key technical and management personnel. Some of our scientists and engineers are the key developers of our products and technologies and are recognized as leaders in their area of expertise. The loss of such personnel could threaten our technological and competitive advantage in some product areas and product lines.

Our performance also depends on our ability to identify, hire, train, retain and motivate qualified personnel, especially key executives, operations staff and highly skilled engineers. The industries in which we compete are characterized by a high level of employee mobility and aggressive recruiting of skilled personnel in a highly competitive employment market. All of our employees are “at will” and thus may terminate their employment with us at any time.

Our ability to increase market share and sales depends on our ability to hire, train and retain qualified marketing and sales personnel.

Because many of our products are new, we have limited experience marketing and selling them. To sell our products, our marketing and sales personnel must demonstrate the advantages of our products over competing products, and we must be able to demonstrate the value of new technology in order to sell new products to existing and new customers. The highly technical nature of the products we offer requires that we attract and retain qualified marketing and sales personnel, and we may have difficulty doing that in a highly competitive employment market. Also, as part of our sales and marketing strategy, we enter into arrangements with distributors and sales representatives to sell our products, and it is possible that our arrangements with outside distributors and sales representatives may not be successful.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, redundancy and backup, our internal information technology networking systems are vulnerable to damages from computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Additionally, from time to time, we install new or upgraded business management systems. To the extent such systems fail or are not properly implemented, we may experience material disruption to our business, including our ability to report operating results on a timely basis.

Changes to existing accounting pronouncements or taxation rules or practices may affect how we conduct our business and affect our reported results of operations.

A change in accounting pronouncements or taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. During the first quarter of fiscal 2006, we adopted the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123—revised 2004, or SFAS No. 123R, Share-Based Payment, which replaced Statement of Financial Accounting Standards No. 123, or SFAS 123, Accounting for Stock-Based Compensation and superseded APB Opinion No. 25, Accounting for Stock Issued to Employees. Adoption of this statement had a significant impact on our 2006 financial statements and is expected to have a significant impact on our future financial statements, as we are now required to expense the fair value of our stock option grants and stock purchases under our employee stock purchase plan rather than disclose the impact on our net loss within our footnotes. Other new accounting pronouncements or taxation rules, including any change from U.S. GAAP to International Financial Reporting Standards, and varying interpretations of accounting pronouncements or taxation practice have occurred and may occur in the future. Changes to existing rules, future changes, if any, or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Compliance with changing regulations of corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ Global Market rules, have created significant additional expenses for public companies. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, significantly increased general and administrative expenses and diversion of management time to such compliance activities. Our efforts to comply with section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations have required significant effort and resources, and resulted in significant cost to us. These efforts and expense are further increased because of our substantial international operations.

We may experience difficulty manufacturing our products, which would prevent us from achieving increased sales and market share.

We may experience difficulty in manufacturing our products in increased quantities, outsourcing the manufacturing of our products and improving our manufacturing processes. If we are unable to manufacture our products in increased quantities, or if we are unable to reduce manufacturing cost by outsourcing assembly of our products or improve our manufacturing processes, we may be unable to increase sales and market share for our products and could also lose existing customers. We have limited experience in manufacturing our products in high volume, and our future success will depend on our ability to:

•	increase the quantity of the new products we manufacture while maintaining quality;

•	reduce our manufacturing costs to a level needed to produce adequate profit margins and avoid losses on committed sales agreements currently priced at below our product costs; and

•	design and procure additional automated manufacturing equipment.

It may also be difficult for us to solve management, technological, engineering and other problems, which may arise in connection with our manufacturing processes. These problems may include production volumes and yields, quality assurance, adequate and timely supply of high quality materials and components and shortages of qualified management and other personnel. In addition, we have elected to have some of our products manufactured by third parties, and outsourced manufacturing involves risks with respect to quality assurance, cost and the absence of close engineering support.

We substantially increased our outstanding indebtedness with the issuance of certain subordinated convertible notes and we may not be able to pay our debt and other obligations.

In December 2005 we issued notes in the aggregate principal amount of $25 million in a private placement to an institutional investor. The notes accrue interest at a per annum rate equal to the Federal Funds Rate (as defined in the notes) plus 1.125%, subject to adjustment, with accrued interest payable quarterly. By issuing the notes we increased our indebtedness substantially. In addition, the holders of the notes have imposed certain restrictive covenants, including limits on our future indebtedness and limits on our ability to incur future liens and make certain restricted payments. Upon a change of control (as defined in the notes), the holders of the notes will have certain redemption rights. An event of default would occur under the notes for a number of reasons, including our failure to pay when due any principal, interest or late charges on the notes, certain defaults on our indebtedness, certain events of bankruptcy and our breach or failure to perform certain representations and obligations under the notes. Upon the occurrence of an event of default, our obligations under the notes may become due and payable in accordance with the terms thereof.

As a result, the issuance of the notes may or will:

•	make it more difficult for us to obtain financing in the future for working capital, capital expenditures or other purposes;

•	make it more difficult for us to be acquired;

•	require us to dedicate a substantial portion of our cash flow from operations and other capital resources to debt service;

•	limit our flexibility in planning for, or reacting to, changes in our business; and

•	make us more vulnerable in the event of a downturn in our business or industry conditions.

If we are unable to satisfy our payment obligations under the notes or otherwise are obliged to repay the notes prior to the due date, we could default on such notes, in which case our available cash could be depleted, and our ability to fund operations could be materially harmed.

Our credit agreements contain various restrictions and covenants that limit management’s discretion in the operation of our business and could limit our ability to grow and compete.

The credit agreements governing our bank credit facilities contain various provisions that limit our ability to:

•	incur additional debt;

•	make loans, pay dividends and make other distributions;

•	create certain liens on, or sell, our assets;

•	merge or consolidate with another corporation or entity, or enter into other transactions outside the ordinary course of business; and

•	make certain changes in our capital structure.

These provisions restrict management’s ability to operate our business in accordance with management’s discretion and could limit our ability to grow and compete. Our credit agreements also require us to comply with certain financial covenants and ratios. If we fail to comply with any such financial covenants or ratios, or otherwise default under our credit agreements, the lenders under such agreements could:

•	accelerate and declare all amounts borrowed to be immediately due and payable, together with accrued and unpaid interest;

•	terminate their commitments, if any, to make further extensions of credit to us and/or attempt to secure collateral.

In the event that amounts due under our credit agreements are declared immediately payable, we may not have, or be able to obtain, sufficient funds to make such accelerated payments.

We may not be able to obtain sufficient capital to meet potential customer demand or corporate needs, which could require us to change our business strategy and result in decreased profitability and a loss of customers.

We believe that in the future we will need a substantial amount of additional capital for a number of purposes, including the following:

•

to meet potential production volumes for our products, particularly our ultracapacitors, which may require high-speed automated production lines to achieve targeted customer volume and price requirements;

•	to expand our manufacturing capabilities and develop viable outsource partners and other production alternatives;

•	to fund our continuing expansion into commercial markets and compete effectively in those markets;

•	to develop new technology and cost effective solutions in our business; and

•	to acquire new or complementary businesses, product lines and technologies.

During 2007, we have raised approximately $26.6 million (net of offering expenses) through the sale of our common stock pursuant to a shelf registration statement on Form S-3. In August 2008, we entered into an Equity Distribution Agreement (“EDA”) with UBS Securities LLC (“UBS”). The EDA provides that we may offer and sell shares of our common stock, par value $0.10 per share, having an aggregate offering price of up to $15 million. During 2008, we raised approximately $5.6 million (net of commissions) under the EDA. However there can be no assurance that additional financing will be available to us on acceptable terms or at all. If adequate funds are not available when needed, we may be required to change or delay our planned growth, which could result in decreased revenues, profits and a loss of customers. The issuance of additional shares will result in dilution of our current stockholders. Further, if additional financing is accomplished by the issuance of debt, the service cost, or interest, will reduce net income or increase net losses and may also require the issuance of additional warrants to purchase shares of common stock.

The costs of litigation or third-party claims of intellectual property infringement may be significant and may negatively impact our operating results.

The company will defend its intellectual property and in doing so we may incur significant costs in such defense. We have in the past, and may in the future, make a strategic decision to file lawsuits against companies that we believe are utilizing our intellectual property without our permission. Litigation costs have been, and may continue to be, substantial, and if we do not prevail in our defense it may result in a decrease in the market value of our common stock. Also, the amount spent on our defense may be greater than the judgment that we might receive, which could have a negative impact on our operating capital.

Risks Relating to Our Common Stock and this Offering

Anti-takeover provisions in our certificate of incorporation and bylaws could prevent certain transactions and could make a takeover more difficult.

Some provisions in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders. For example, we have a classified board of directors, which means that our directors are divided into three classes that are elected to three-year terms on a staggered basis. Since the three year terms of each class overlap the terms of the other classes of directors, the entire board of directors cannot be replaced in any one year. Furthermore, our certificate of incorporation contains a “fair price provision” which may require a potential acquirer to obtain the consent of our board to any business combination involving us.

We have adopted a program under which our stockholders have rights to purchase our stock directly from us at a below-market price if a company or person attempts to buy us without negotiating with the board. This program is intended to encourage a buyer to negotiate with us, but may have the effect of discouraging offers from possible buyers.

The provisions of our certificate of incorporation and bylaws could delay, deter or prevent a merger, tender offer, or other business combination or change in control involving us that stockholders might consider to be in their best interests. This includes offers or attempted takeovers that could result in our stockholders receiving a premium over the market price for their shares of our common stock.

Our common stock experiences limited trading volume and our stock price has been volatile.

Our common stock is traded on the NASDAQ Global Market. The trading volume of our common stock each day is relatively low. This means that sales or purchases of relatively small blocks of stock can have a significant impact on the price at which our stock is traded. We believe that factors such as quarterly fluctuations in financial results, announcements of new technologies impacting our products, announcements by competitors or changes in securities analysts’ recommendations could cause the price of our stock to fluctuate substantially. These fluctuations, as well as general economic conditions such as recessions or higher interest rates, may adversely affect the market price of our common stock.

The capital markets have been experiencing extreme volatility and disruption for more than 12 months. Recently, the volatility and disruption have reached unprecedented levels. In some cases, the markets have exerted downward pressure on stock prices for certain issuers, including, but not limited to, the company. The price of our common stock may be negatively affected in the future in a manner unrelated to our business. The markets have also exerted downward pressure on the value of the marketable securities carried on our balance sheet, including corporate debentures and corporate bonds, and the values of these securities may be negatively affected in the future.

If the investors in our December 2005 financing convert their notes or exercise their warrants, it will have a dilutive effect upon our stockholders.

In December 2005 we issued notes and warrants to an institutional investor. Pursuant to the terms of the notes, the holders of such notes may convert the notes into shares of common stock at any time prior to their maturity at the Conversion Price, subject to adjustment upon specified events, including a price-based weighted average anti-dilution provision, and further subject to adjustment for stock splits, combinations or similar events specified in the notes. Subject to certain conditions, we can automatically convert the notes into common stock of the Company at the Conversion Price. Unless our shares of common stock trade at or above a weighted-average price of 115% of the then effective Conversion Price, we will be obligated to repay equal portions of the principal amount outstanding under the notes on a quarterly basis beginning two (2) years after the date of original issuance, provided that the holder may defer the receipt of any such payment for a period of up to two (2) years. As part of the transaction, we also issued to such investors warrants to purchase up to an additional 430,540 shares of our common stock at the Conversion Price, subject to anti-dilution provisions similar to the provisions set forth in the notes, and further subject to adjustment for stock splits, combinations or similar events. The warrants became exercisable immediately after the closing date of the private placement and expire four (4) years from the date of issuance. If the investor converts the notes or exercises the warrants, we will issue shares of our common stock and such issuances will be dilutive to our stockholders. Because the Conversion Price may be adjusted from time to time in accordance with the provisions of the notes and the warrants, the number of shares that could actually be issued may be greater than the amount described above. In addition, if such institutional investors or our other stockholders sell substantial amounts of our common stock in the public market during a short period of time, our stock price may decline significantly.

The issuance of shares of our common stock could result in the loss of our ability to use our net operating losses.

As of December 31, 2008, we had approximately $215 million of federal tax and state tax net operating loss carryforwards. Realization of any benefit from our tax net operating losses is dependent on: 1) our ability to generate future taxable income and 2) the absence of certain future “ownership changes” of our common stock. An “ownership change,” as defined in the applicable federal income tax rules, would place significant limitations, on an annual basis, on the use of such net operating losses to offset any future taxable income we may generate. Such limitations, in conjunction with the net operating loss expiration provisions, could effectively eliminate our ability to use a substantial portion of our net operating losses to offset any future taxable income. The issuance of shares of our common stock could cause an “ownership change.” Such transactions include the issuance of shares of common stock upon future conversion or exercise of outstanding options, warrants and convertible preferred stock.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Following the completion of this offering, our board of directors has the authority, generally without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options, shares that may be issued to satisfy our payment obligations under our incentive plans, or, if approved by our stockholders at the 2009 annual meeting of stockholders, shares of our authorized but unissued preferred stock. Issuances of common stock or voting preferred stock would reduce your influence over matters on which our stockholders vote, and, in the case of issuances of preferred stock, likely would result in your interest in us being subject to the prior rights of holders of that preferred stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

Subject to certain limitations imposed on us by our financing facilities, we are not generally restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or preferred stock or securities convertible into, exchangeable for or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to holders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of this offering as well as sales of shares of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us. In addition, giving effect to the issuance of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our expected earnings per share.

Use of proceeds

We estimate that the net proceeds from the sale of the              shares of common stock we are offering will be approximately $             million, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. If the underwriter exercises its over-allotment option in full, we estimate the net proceeds to us will be approximately $             million.

We intend to use the net proceeds from the sale of our shares of common stock offered by this prospectus supplement for general corporate purposes, including without limitation: the funding of capital expenditures made in the ordinary course of business, including facilities expansion; the acquisitions of businesses, products and technologies that complement or expand our business; capital expenditures and working capital needs.

Although we have identified some of the potential uses of the proceeds from this offering, we have and reserve broad discretion in the application of these proceeds. Accordingly, we reserve the right to use these proceeds for different purposes or uses which we have not listed above.

Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in short-term U.S. governmental securities.

Capitalization

The following table sets forth our cash, cash equivalents and short-term investments and capitalization as of March 31, 2009:

➢	on an actual basis;

➢

on an as adjusted basis to give effect to our sale of the              shares of common stock in this offering, based on the public offering price of $             per share, after deducting underwriting discounts, commissions, and estimated offering expenses; and

➢

our convertible debt and warrants outstanding include anti-dilution provisions such that more shares are issuable upon conversion or exercise resulting in an increase in long-term debt and warrants liability.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2009
	Actual	As adjusted
(in thousands, except per share data)	(unaudited)
Cash, cash equivalents, restricted cash and short-term investments	$15,359	$

Long-term obligations, less current portion	444
Stock warrants	678
Stockholders’ equity:
Common stock, $0.10 par value; 40,000 shares authorized; 23,083 shares outstanding, actual; 20,001 shares outstanding, as adjusted	2,309
Additional paid in capital	195,620
Accumulated deficit	(137,867)
Accumulated other comprehensive income	1,171

Total stockholders’ equity	61,233

Total capitalization	$62,355	$

Market price of common stock

Our common stock is traded publicly through The NASDAQ Global Market under the symbol “MXWL.” The following table presents quarterly information on the price range of our common stock. This information indicates the high and low sales prices reported by The NASDAQ Global Market. These prices do not include retail markups, markdowns or commissions.

	High	Low
Fiscal year ended December 31, 2007
First quarter	$16.20	$10.31
Second quarter	15.18	10.91
Third quarter	16.50	10.75
Fourth quarter	12.24	7.46
Fiscal year ended December 31, 2008
First quarter	$11.89	$7.10
Second quarter	14.00	9.52
Third quarter	14.75	9.50
Fourth quarter	13.79	4.00
Fiscal year ended December 31, 2009
First quarter	$7.64	$4.50

As of March 31, 2009, there were approximately 411 holders of record of our common stock. On May 15, 2009 the last sale price reported on The NASDAQ Global Market for our common stock was $8.90 per share.

Dividend policy

Payment of dividends and the amount of dividends depend on matters deemed relevant by our board of directors, such as our results of operations, financial condition, cash requirements, future prospects and any limitations imposed by law, credit agreements and debt securities. To date, we have not paid any cash dividends or stock dividends on our common stock. In addition, we currently anticipate that we will not pay any dividends in the foreseeable future and intend to use retained earnings, if any, for working capital purposes.

Dilution

If you invest in our common stock, you will experience dilution to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of March 31, 2009 was approximately $31.0 million, or $1.34 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus prepaid expenses, net leasehold improvements, pension assets and total liabilities, all divided by the number of shares of common stock outstanding as of March 31, 2009. After giving effect to the sale of the              shares of common stock we are offering at a public offering price of $             per share, and after deducting underwriting discounts and commissions and our estimated offering expenses, our as adjusted net tangible book value would have been approximately $             million, or approximately $             per share of common stock. This represents an immediate increase in net tangible book value of approximately $             per share to existing stockholders and an immediate dilution of approximately $             per share to new investors. The following table illustrates this calculation on a per share basis:

Initial public offering price per share		$
Net tangible book value per share as of March 31, 2009	$1.34
Increase per share attributable to the offering

As adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

If the underwriter exercises its over-allotment option in full, the as adjusted net tangible book value would increase to approximately $             per share, representing an increase to existing stockholders of approximately $             per share, and there would be an immediate dilution of approximately $             per share to new investors.

The exercise of outstanding options and warrants having an exercise price less than the public offering price will increase dilution to new investors.

Underwriting

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us,              shares of our common stock.

The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby is subject to certain conditions and that the underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriter sells more shares than the above number, the underwriter has an option for 30 days to buy up to an additional              shares from us at the public offering price less the underwriting commissions and discounts to cover these sales.

The underwriter proposes to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum discount or commission to be received by any FINRA member or independent broker/dealer generally may not be greater than 8.0% of the gross proceeds received by us from the sale of any securities being registered pursuant to SEC Rule 415. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times. In connection with the sale of the shares of common stock to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts.

We have also agreed to reimburse Roth Capital Partners, LLC for certain out-of-pocket expenses incurred by it up to an aggregate of $             with respect to this offering.

The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

We have agreed not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Roth Capital Partners, LLC, for a period of 90 days, subject to an 18 day extension under certain circumstances, following the date of this prospectus, subject to certain exceptions. In addition, all of our directors and executive officers have entered into lock-up agreements with the underwriter. Under those lock-up agreements, subject to exceptions, those holders of such stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, without the prior written consent of Roth Capital Partners, LLC, for a period of 90 days, subject to an 18 day extension under certain circumstances, from the date of this prospectus. This consent may be given at any time without public notice. The lock-up agreements executed by our executive officers and directors are subject to exceptions for certain gifts, sales pursuant to existing Rule 10b5-1 plans and dispositions intended to generate proceeds to cover tax liabilities arising from the vesting of restricted stock.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriter or such other indemnified parties may be required to make in respect of any such liabilities.

Our common stock is traded on the Nasdaq National Market under the symbol “MXWL.”

The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriter participating in the offering or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. We maintain a website at www.Maxwell.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC. The information we incorporate by reference into this prospectus supplement is an important part of this prospectus supplement. Any statement in a document we have filed with the SEC prior to the date of this prospectus supplement or prospectus and which is incorporated by reference into this prospectus supplement or the accompanying prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus supplement or accompanying prospectus, as applicable, except as modified or superseded.

We incorporate by reference into this prospectus supplement the information contained in the documents listed below, which is considered to be a part of this prospectus supplement:

➢	our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 20, 2009;

➢	our quarterly report filed on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 5, 2009;

➢	our current reports on Form 8-K, as filed with the SEC on March 26, 2009;

➢	our definitive proxy statement on Schedule 14A, relating to the annual meeting of stockholders to be held on May 20, 2009, as filed with the SEC on April 9, 2009;

➢

future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus supplement and the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Maxwell Technologies, Inc.

9244 Balboa Avenue

San Diego, California 92123

(858) 503-3300

Legal matters

The validity of the shares of our common stock offered by this prospectus supplement is being passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, San Diego, California. DLA Piper LLP (US) is counsel for the underwriter in connection with this offering.

Experts

Our consolidated financial statements as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of McGladrey & Pullen, LLP, independent registered public accounting firm, incorporated by reference herein and in the registration statements of which this prospectus supplement is a part, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$125,000,000

MAXWELL TECHNOLOGIES, INC.

Common Stock

Warrants

Debt Securities

From time to time, we may sell up to an aggregate of $125,000,000 of our common stock, warrants or debt securities. We will specify in any accompanying prospectus supplement the terms of any offering.

Our common stock is listed on the Nasdaq National Market under the symbol “MXWL.” On January 17, 2007, the last reported sale price of our common stock was $11.06 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq National Market or other securities exchange of the securities covered by the prospectus supplement.

Our principal executive offices are located at 9244 Balboa Avenue, San Diego, California 92123, and our telephone number at that address is (858) 503-3300.

You should read this prospectus and any prospectus supplement carefully before you invest.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 22, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any applicable prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell and is seeking offers to buy only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus and that any information we have incorporated by reference or included in any prospectus supplement is accurate only as of the date given in the document incorporated by reference or the prospectus supplement, as applicable, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell common stock, warrants or debt securities in one or more offerings up to a total dollar amount of $125,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell common stock, warrants or debt securities, we will provide a prospectus supplement that will contain more specific information about the securities offered. We may also use a prospectus supplement to add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus. This prospectus, together with any applicable prospectus supplement and the materials we have incorporated by reference into this prospectus and the prospectus supplement, includes all material information relating to this offering. Please carefully read this prospectus, all documents incorporated by reference, and any applicable prospectus supplement together with the additional information described below under “Where You Can Find More Information,” beginning on page 19, before buying any securities in this offering.

References in this prospectus to “Maxwell,” the “Company,” “we,” “us” and “our” refer to Maxwell Technologies, Inc. and its subsidiaries, on a consolidated basis, unless the context requires otherwise

THE COMPANY

We develop, manufacture and market highly reliable, cost-effective energy storage and power delivery components and systems. Our products are designed and manufactured to provide failure-free, very low maintenance, performance over the life of the applications into which they are integrated. We focus on the following three discrete lines of high-reliability products:

•

Ultracapacitors: Ultracapacitors, are energy storage devices that possess a unique combination of high power density, extremely long operational life and the ability to charge and discharge very rapidly. Our BOOSTCAP® ultracapacitor cells and multi-cell packs and modules provide highly reliable energy storage and power delivery solutions for applications in multiple industries, including transportation, energy, consumer and industrial electronics and telecommunications.

•

High-Voltage Capacitors: Our CONDIS® high-voltage capacitors are extremely robust devices that are designed and manufactured to perform reliably for decades in all climates. These products include grading and coupling capacitors and capacitive voltage dividers that are used in electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy.

•

Radiation-Mitigated Microelectronic Products: Our radiation-mitigated microelectronic products include high-performance, high-density power modules, memory modules and single board computers that incorporate our proprietary RADPAK® packaging and shielding technology and novel architectures that enable them to withstand environmental radiation effects and perform reliably in space.

We were incorporated in Delaware in 1987. The address of our principal executive office is 9244 Balboa Avenue, San Diego, California 92123, and our telephone number at that address is (858) 503-3300. Our web site address is www.Maxwell.com. The information on, or that can be accessed through, our web site is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, any applicable prospectus supplement, or incorporated by reference in this prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated into this prospectus by reference herein and in any prospectus supplement that are not strictly historical in nature contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Maxwell that are based on the beliefs of the management of Maxwell as well as assumptions made by and information currently available to the management of Maxwell. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect the judgment of Maxwell as of the date of this prospectus and they involve many risks and uncertainties, such as those described in section entitled “Risk Factors”. Our actual results may differ materially from those predicted in any forward-looking statements and we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Fiscal Year Ended December 31,					Nine Months Ended September 30, 2006
	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges	22.47	—	—	—	—	—

Our ratio of earnings to fixed charges for the fiscal year ended December 31, 2001 is 22.47. For the fiscal years ended December 31, 2002, 2003, 2004 and 2005, and the nine months ended September 30, 2006, our earnings were insufficient to cover fixed charges by $36.76 million, $5.93 million, $8.88 million, $5.82 million and $12.96 million, respectively. For the purpose of this table, “earnings” consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges and “fixed charges” consist of interest expense and the portion of operating lease expense that represents interest.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	The net tangible book value per share of our equity securities before and after the offering;

•	The amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	The amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

HOW WE INTEND TO USE THE PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for working capital and other general corporate purposes, including:

•	for capital expenditures made in the ordinary course of business, including facilities expansion;

•	for acquisitions of businesses, products and technologies that complement or expand our business; and

•	to repay existing indebtedness.

If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 40,000,000 shares of common stock, $0.10 par value. As of November 21, 2006, there were 17,260,150 shares of common stock outstanding and no shares of preferred stock outstanding.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of our directors. Under our amended and restated certificate of incorporation and bylaws, our stockholders will not have cumulative voting rights. Accordingly, the holders of a majority of our outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. In all other matters, an action by our common stockholders requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote.

Dividends

Holders of our common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for that purpose. Any dividends on our common stock will be non-cumulative.

Liquidation, Dissolution or Winding Up

If we liquidate, dissolve or wind up, the holders of our common stock are entitled to share ratably in all assets legally available for distribution to our stockholders after the payment of all of our debts and other liabilities.

Rights and Preferences

Our common stock has no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Stockholder Rights Plan

In November 1999, we adopted a Stockholder Rights Plan as a successor to its previous plan, which expired in June 1999. In accordance with the plan, we distributed one non-voting common stock purchase right (“Right”) for each outstanding share of common stock. The Rights are not exercisable and will not trade separately from the common stock unless a person or group acquires, or makes a tender offer for, 20% or more of our common stock. Initially, each Right entitles the registered holder to purchase one share of common stock at a price of $75 per share, subject to certain anti-dilution adjustments. If the Rights become exercisable and certain conditions are met, then each Right not owned by the acquiring person or group will entitle its holder to receive, upon exercise, common stock having a market value of twice the exercise price of the Right. In addition, we may redeem the Rights at a price of $0.01 per Right, subject to certain restrictions. The Stockholder Rights Plan expires on October 21, 2009.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware takeover statute

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date of the transaction in which the person became an interested stockholder, unless:

•

the board of directors of the corporation approved the business combination or the other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;

•	upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding stock of the corporation not owned by the interested stockholder.

Section 203 of the DGCL generally defines a “business combination” to include any of the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the corporation’s assets or outstanding stock involving the interested stockholder;

•	in general, any transaction that results in the issuance or transfer by the corporation of any of its stock to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of its stock owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our common stock.

Amended and restated certificate of incorporation and bylaw provisions

Some provisions in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of Maxwell, even if such change in control would be beneficial to our stockholders. We have a staggered board of directors, which means that our directors are divided into three classes. The directors in each class are elected to serve three-year terms. Since the three-year terms of each class overlap the terms of the other classes of directors, the entire board of directors cannot be replaced in any one year. Furthermore, our certificate of incorporation contains a “fair price provision” which may require a potential acquirer to obtain the consent of our board to any business combination involving Maxwell.

We have adopted a program under which our stockholders have rights to purchase our stock directly from us at a below-market price if a company or person attempts to buy us without negotiating with the board. This program is intended to encourage a buyer to negotiate with us, but may have the effect of discouraging offers from possible buyers.

The provisions of our certificate of incorporation and bylaws could delay, deter or prevent a merger, tender offer, or other business combination or change in control involving us that some, or a majority, of our stockholders might consider to be in their best interests. This includes offers or attempted takeovers that could result in our stockholders receiving a premium over the market price for their shares of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services. Mellon Investor Services’ address is 400 South Hope Street, Suite 400, Los Angeles, California 90071.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock or debt securities and may be issued in one or more series. Warrants may be offered independently or together with common stock or debt securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. We have filed forms of the warrant agreements and the related warrant certificates for each type of warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants.

If warrants for the purchase of common stock are offered, the applicable prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them;

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the number of shares of common stock that can be purchased if a holder exercises the warrant and the price at which such common stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	certain federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

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the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	certain federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants will be in registered form only.

If the warrants are offered attached to common stock or debt securities, the applicable prospectus supplement will also describe the date on and after which the holder of the warrants can transfer them separately from the related common stock or debt securities.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “Warrant Adjustments” below. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the number of shares of common stock or principal amount of debt securities at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the common stock or debt securities that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant will be adjusted proportionately if we subdivide or combine our common stock. In addition, unless the applicable prospectus supplement states otherwise, if we without receiving payment:

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issue capital stock or other securities convertible into or exchangeable for common stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our stock; or

•	issue common stock or additional stock or other securities or property to holders of our stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement,

then the holders of common stock warrants will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above, the exercise price and number of securities covered by a common stock warrant and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

We will issue senior notes under a senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue subordinated notes under a subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, and, if so, who the depository will be;

•	the maturity date;

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the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the interest payment dates and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	whether or not the notes will be senior or subordinated;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

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the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 30 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

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if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur to us.

If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the notes due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

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subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

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the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

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the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal of, premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of interest, or any premium payable upon the redemption of any notes; or

•	reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement or term sheet that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance. Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under “Subordinated Indenture Provisions- Subordination” below. In order to achieve covenant defeasance, we must do the following:

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If the debt securities of the particular series are denominated in U.S. dollars, deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

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Deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

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Deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance. If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

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If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

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We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

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We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers’ backup certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated securities, you would also be released from the subordination provisions described later under “Subordinated Indenture Provisions-Subordination.”

Discharge

Each indenture provides that we can elect, under certain circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

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issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in the city of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities.

As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not legal holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the legal holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, Depository Trust Company, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a legal holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

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An investor cannot cause the securities to be registered in his or her name and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below.

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An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above.

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

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An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

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The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

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The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well.

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Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate, and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

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if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters for resale to the public or to investors;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to investors; or

•	through a combination of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expenses of all commissions and discounts, if any, attributable to the sales of securities by us.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ National Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP, San Diego, California.

EXPERTS

The consolidated financial statements and the related financial statement schedule, Schedule II, Valuation and Qualifying Accounts for the years ended December 31, 2004 and December 31, 2005, incorporated by reference in this prospectus from Maxwell’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedule for the year ended December 31, 2003, incorporated in this prospectus by reference from Maxwell Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 87, as amended), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are part of the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy any document that we file at the SEC’s public reference room in Washington, D.C located at 100 F Street, N.E., Room 1580. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, or at our website at http://www.Maxwell.com. The information on, or that can be accessed through, our web site is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC on March 16, 2006;

•	Our Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2006, June 30, 2006 and September 30, 2006, as filed with the SEC on May 10, 2006, August 9, 2006 and November 9, 2006;

•	Our Currents Reports on Form 8-K, as filed with the SEC on March 16, 2006, May 3, 2006, May 9, 2006, August 2, 2006, September 15, 2006, October 18, 2006 and November 2, 2006; and

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the description of our common stock set forth in our registration statement on Form 8-A12B, filed with the SEC on November 18, 1999, including any amendments or reports filed for the purposes of updating this description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus, but not delivered with the prospectus, upon written or oral request at no cost to the requester. You should direct any requests to:

Maxwell Technologies, Inc.

Attn: Investor Relations

9244 Balboa Avenue

San Diego, CA 92123

(858) 503-3300

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to distribute or sell securities in any jurisdiction where the distribution or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.